Exhibit 14

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Equity Trust

We consent to the use of our report dated December 21, 2009, for Legg Mason ClearBridge Dividend Strategy Fund, a series of Legg Mason Partners Equity Trust, as of October 31, 2009, and our report dated February 23, 2010, for Legg Mason ClearBridge Equity Income Builder Fund, a series of Legg Mason Partners Equity, Trust, as of December 31, 2010, incorporated herein by reference and to the references to our firm under the heading “Financial highlights” and in Appendix C: “Financial Highlights of Legg Mason ClearBridge Equity Income Builder Fund” in the Proxy Statement/Prospectus on Form N-14.

New York, New York

November 19, 2010